Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Technologies Reports a Double-Digit Growth in Revenues, Net Income, and Adjusted EBITDA in the Second Quarter

Strong First Half Performance Drives Increase in 2016 Adjusted EBITDA Guidance

RENO, Nev. August 2, 2016 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights and Recent Developments:

●	Total revenues of $159.9 million, up 13.8% compared to the second quarter of 2015;

●	Electricity segment revenues of $104.0 million, up 14.4% compared to the second quarter of 2015, mainly due to new power plants commencing operations in the fourth quarter 2015 and early this year;

●	Product segment revenues of $55.9 million, up 12.7% compared to the second quarter of 2015;

●	Electricity generation increased 10.8% to 1.3 million MWh;

●	Gross margin increased to 41.2% of total revenues compared to 36.1% in the second quarter of 2015, mainly as a result of improved operating efficiencies;

●	Operating income grew 34.3% to $51.9 million compared to $38.6 million in the second quarter of 2015;

●	Net income attributable to the company's shareholders of $24.3 million, or $0.49 per diluted share, compared to $14.4 million, or $0.28 per diluted share, in the second quarter of 2015;

●	Adjusted EBITDA of $81.2 million, up 19.7% compared to $67.8 million in the second quarter of 2015;

●	Declared a quarterly dividend of $0.07 per share for the second quarter of 2016;

●	Secured $36.0 million Supply & EPC Contracts for a geothermal power plant in New Zealand;

●	Completed construction of the Veyo Recovered Energy Generation Project in Southern Utah for UAMPS; and

●	Closed the acquisition of the Bouillante Geothermal Power Plant on the Island of Guadeloupe.

“We continued to efficiently execute in the second quarter and delivered strong top-line growth and margin expansion, enabling us to deliver over 60% increase in net income and over 19% increase in Adjusted EBITDA compared to the second quarter last year,” noted Isaac Angel, Chief Executive Officer. “Our product segment has benefited, and will continue to benefit from higher revenue contribution, from several large contracts, and lower commodity prices, which drove gross margins in the products segment to higher than normal levels in the first half, a trend we expect to moderate through the end of the year. In the electricity segment, the contribution of new projects, and specifically the second phase of our Don Campbell Project in Nevada and Plant 4 of our Olkaria III complex in Kenya, is driving increased generation and revenues, while our focus on efficient utilization of infrastructure and operational enhancements are positively affecting gross margins.

“On the product side, we continued to win orders and strengthen our backlog,” added Mr. Angel. “In May, we signed $36 million Supply and EPC contracts, with Eastland Group for the Te Ahi O Maui geothermal project located near Kawerau, New Zealand. This contract as well as other new contracts that we recently signed increased our backlog to $228 million.”

“Looking forward we continue with the implementation of our strategic plan to expand our geographic presence as well as our footprint in the energy storage market which will further advance our goal of transitioning Ormat from a geothermal company to a recognized leader in the renewable energy industry,” continued Mr. Angel.

Guidance

Mr. Angel added, “The strong first-half performance and better than normal gross margins have enabled us to increase our guidance for full-year Adjusted EBITDA. We reiterate our revenue guidance and expect full-year 2016 total revenue of between $620 million and $640 million, with product segment revenue of between $210 million and $220 million. For the electricity segment, we expect revenues to be between $410 million and $420 million. We now expect 2016 Adjusted EBITDA of between $310 and $320 million for the full year.”

Financial Summary

Second Quarter Results

For the three months ended June 30, 2016, total revenues were $159.9 million, up from $140.5 million in the second quarter of 2015, an increase of 13.8%. Electricity Segment revenues increased 14.4% to $104.0 million in the three months ended June 30, 2016, up from $90.9 million in the three months ended June 30, 2015. Product Segment revenues increased 12.7% to $55.9 million in the three months ended June 30, 2016, up from $49.6 million in the three months ended June 30, 2015.

The company reported net income attributable to the company’s shareholders of $24.3 million, or $0.49 per diluted share, compared to net income attributable to the company’s shareholders of $14.4 million, or $0.28 per diluted share, for the same period last year.

Adjusted EBITDA for the three months ended June 30, 2016 was $81.2 million, compared to $67.8 million for the three months ended June 30, 2015, an increase of 19.7%. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

On August 2, 2016, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.07 per share pursuant to the company’s dividend policy. The dividend will be paid on August 30, 2016 to shareholders of record as of the close of business on August 16, 2016. In addition, the company expects to pay a quarterly dividend of $0.07 per share in the next quarter.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at10 a.m. EDT on Wednesday, August 3, 2016. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

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About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 72 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 450 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 707 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six and Three-Month Periods Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$104,001	$90,926	$211,869	$180,879
Product	55,860	49,561	99,586	79,839
Total revenues	159,861	140,487	311,455	260,718
Cost of revenues:
Electricity	62,243	62,522	125,929	118,103
Product	31,822	27,182	55,857	47,807
Total cost of revenues	94,065	89,704	181,786	165,910
Gross margin	65,796	50,783	129,669	94,808
Operating expenses:
Research and development expenses	595	414	944	777
Selling and marketing expenses	3,668	4,283	7,343	7,716
General and administrative expenses	8,783	7,443	17,532	17,647
Write-off of unsuccessful exploration activities	863	—	1,420	174
Operating income	51,887	38,643	102,430	68,494
Other income (expense):
Interest income	245	44	565	53
Interest expense, net	(18,401)	(18,859)	(34,424)	(36,687)
Derivatives and foreign currency transaction gains (losses)	(4,332)	(571)	(2,370)	(1,937)
Income attributable to sale of tax benefits	4,519	4,731	8,917	10,283
Other non-operating expense, net	49	(1,675)	240	(1,392)
Income before income taxes and equity in losses of investees	33,967	22,313	75,358	38,814
Income tax provision (benefit)	(7,890)	(6,056)	(17,399)	(11,515)
Equity in losses of investees, net	(1,144)	(984)	(2,081)	(1,759)

Net income	24,933	15,273	55,878	25,540
Net income attributable to noncontrolling interest	(584)	(859)	(2,258)	(1,094)
Net income attributable to the Company's stockholders	$24,349	$14,414	$53,620	$24,446

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.49	$0.29	$1.09	$0.51

Diluted:
Net Income	$0.49	$0.28	$1.07	$0.49

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	49,456	48,881	49,314	48,063
Diluted	50,137	50,600	49,977	49,444

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2016 and December 31, 2015

(Unaudited)

	June 30,	December 31,
	2016	2015

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$192,556	$185,919
Restricted cash, cash equivalents and marketable securities	38,005	49,503
Receivables:
Trade	59,042	55,301
Other	14,350	7,885
Inventories	16,690	18,074
Costs and estimated earnings in excess of billings on uncompleted contracts	15,259	25,120
Prepaid expenses and other	44,334	33,334
Total current assets	380,236	375,136
Deposits and other	18,487	17,968
Deferred charges	41,409	42,811
Property, plant and equipment, net	1,562,315	1,559,335
Construction-in-process	241,199	248,835
Deferred financing and lease costs, net	5,131	4,022
Intangible assets, net	24,236	25,875
Total assets	$2,273,013	$2,273,982
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$87,511	$91,955
Billings in excess of costs and estimated earnings on uncompleted contracts	42,912	33,892
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	29,998	29,930
Other loans	21,495	21,495
Full recourse	11,229	11,229
Total current liabilities	193,145	188,501
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	279,971	294,476
Other loans	265,696	275,888
Full recourse:
Senior unsecured bonds	249,632	249,698
Other loans	13,161	18,687
Accumulated losses of unconsolidated company in excess of investment	15,347	8,100
Liability associated with sale of tax benefits	2,064	11,665
Deferred lease income	56,925	58,099
Deferred income taxes	21,907	32,654
Liability for unrecognized tax benefits	9,974	10,385
Liabilities for severance pay	19,026	19,323
Asset retirement obligation	21,677	20,856
Other long-term liabilities	7,053	1,776
Total liabilities	1,155,578	1,190,108

Equity:
The Company's stockholders' equity:
Common stock	49	49
Additional paid-in capital	856,827	849,223
Retained earnings (accumulated deficit)	183,018	148,396
Accumulated other comprehensive income (loss)	(12,838)	(7,667)
	1,027,056	990,001
Noncontrolling interest	90,379	93,873
Total equity	1,117,435	1,083,874
Total liabilities and equity	$2,273,013	$2,273,982

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Six and Three-Month Periods Ended June 30, 2016 and 2015

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or losses from extinguishment of liability and (viii) gain or loss on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the six and three-month periods ended June 30, 2016 and 2015.

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

	(in thousands)		(in thousands)
Net cash provided by operating activities	$92,529	$29,579	$119,573	$112,726
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	17,165	16,355	31,292	32,327
Interest income	(245)	(44)	(565)	(53)
Income tax provision	7,890	6,056	17,399	11,515
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(42,519)	12,593	(12,437)	(34,627)
EBITDA	$74,820	$64,539	$155,262	$121,888

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	2,320	—	2,494	4,129
Stock-based compensation	817	1,029	1,659	2,156
Gain on sale of a subdiary and property, plant and equipment	—	—	—	—
Termination fee	—	—	—	—
Loss from extinguishment of liability	—	1,710	—	1,710
Merger and acquisition transaction costs	500	400	647	3,800
Impairment charges	—	—	—	—
Write-off of unsuccessful exploration activities	863	—	1,420	174
Mark to market on derivatives which represents currency forward contracts	1,920	170	—	(690)
Adjusted EBITDA	$81,240	$67,848	$161,482	$133,167

Net cash used in investing activities	$(10,669)	$(32,176)	$(55,289)	$(79,433)
Net cash provided by (used in) financing activities	$(37,802)	$69,538	$(57,647)	$64,142

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

	(in thousands)		(in thousands)
Net income	$24,933	$15,273	$55,878	$25,540
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	18,156	18,815	33,859	36,634
Income tax provision	7,890	6,056	17,399	11,515
Depreciation and amortization	23,841	24,395	48,126	48,199
EBITDA	$74,820	$64,539	$155,262	$121,888

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	2,320	—	2,494	4,129
Stock-based compensation	817	1,029	1,659	2,156
Gain on sale of a subdiary and property, plant and equipment	—	—	—	—
Termination fee	—	—	—	—
Loss from extinguishment of liability	—	1,710	—	1,710
Merger and acquisition transaction costs	500	400	647	3,800
Impairment charges	—	—	—	—
Write-off of unsuccessful exploration activities	863	—	1,420	174
Mark to market on derivatives which represents currency forward contracts	1,920	170	—	(690)
Adjusted EBITDA	$81,240	$67,848	$161,482	$133,167